CONTACTS:

      Shelly Doran           317.685.7330    Investors
      Billie Scott           317.263.7148    Media

      FOR IMMEDIATE RELEASE

         SIMON PROPERTY GROUP AND DeBARTOLO REALTY CORPORATION
                         COMPLETE MERGER

      Indianapolis, Indiana- August 9, 1996...Simon Property Group, Inc. (NYSE:SPG) and DeBartolo Realty Corporation (NYSE:EJD) today announced that they have completed a merger of the two companies. The combined company, Simon DeBartolo Group, Inc. (NYSE:SPG), unites two of the founding families of the regional mall business and creates the largest public real estate company in North America with a total market capitalization of $7.5 billion.

      David Simon, Chief Executive Officer of Simon DeBartolo Group, stated, "The amount of effort expended by individuals from both organizations to complete the closing of this transaction was exceptional. The level of cooperation and professionalism exhibited bodes well for the future of Simon DeBartolo Group."

      "We remain thoroughly convinced that, through this merger, we have created a new real estate company of unparalleled size, talent and financial strength," said Rick Sokolov, President and Chief Operating Officer of Simon DeBartolo Group. "It offers enhanced opportunities for future growth in addition to the cost savings and operating efficiencies which will be of immediate benefit to the company. Our integration and transition plan will begin immediately and should be fully in place by mid-1997."

      Under the terms of the merger, DeBartolo shareholders will receive 0.68 share of Simon common stock for each share of DeBartolo common stock owned. DeBartolo Realty Corporation stock will be delisted after the close of trading today. Stock of the combined company, Simon DeBartolo Group, Inc., will begin trading on Monday, August 12, 1996, under the existing SPG ticker symbol.

      Simon DeBartolo Group owns, develops, manages, leases, expands and acquires regional malls, community shopping centers and specialty and mixed-use properties throughout the United States. It currently owns or has an interest in 184 properties which consist of existing regional malls, community shopping centers and specialty and mixed-use properties containing an aggregate of 110 million square feet of gross leasable area in 33 states. Simon DeBartolo Group, together with its affiliated management company, manages approximately 127 million square feet of gross leasable area in retail and mixed-use properties.

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